Exhibit 11.1
                   VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
                     (companies in the development stage)

                 STATEMENT OF CALCULATION OF NET LOSS PER SHARE
                                  (Unaudited)
                   (in thousands, except per share amounts)
                                     -----

                                                             Three Months Ended                  Nine Months Ended
                                                      --------------------------------     ------------------------------
                                                      December 29,        December 24,     December 29,      December 24,
                                                          1996                1995             1996              1995
                                                      ------------        ------------     ------------      ------------
Actual weighted average shares of common stock
  outstanding for the period                             21,673              20,134           21,672             20,160

Net loss for period                                     $(4,802)            $(2,152)        $(11,425)          $(13,973)

Net loss per share for period                           $ (0.22)            $ (0.11)        $  (0.53)          $  (0.69)


Dilutive common stock warrants and stock options have not been included in the calculations of common and common equivalent shares to calculate net loss per share, as their inclusion would be antidilutive.


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